EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$67,835,328.00 (1)	0.0000927%	$6,289.00 (2)

Fees Previously Paid

Total Transaction Valuation	$67,835,328.00 (1)

Total Fees Due for Filing			$6,289.00 (2)

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due			$6,289.00 (2)

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of March 31, 2022, of $24.71. This amount is based upon the offer to purchase up to 2,745,085 common shares of beneficial interest, par value $0.01 per share, of Apollo Debt Solutions BDC.

(2)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.